Mail Stop 6010

      August 3, 2005



F. Mckamy Hall
Vice President, Chief Financial Officer and Treasurer
Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, TN 37421

	RE:	Astec Industries, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 31, 2005
		Form 10-Q for the quarter ended March 31, 2005
      File No. 000-14714

Dear Mr. F. Mckamy Hall:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant